Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT
THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of April 30, 2026, by and among BACKBLAZE, INC., a Delaware corporation (“Borrower”), the other Loan Parties party hereto, and CITIZENS BANK, N.A. (“Lender”).
RECITALS
WHEREAS, Borrower and Lender are parties to that certain Credit Agreement, dated as of June 4, 2025 (as modified, amended and or amended and restated from time to time, the “Credit Agreement”) with respect to certain financial accommodations made available to Borrower by Lender;
WHEREAS, Borrower has requested that Lender amend the Credit Agreement to make certain revisions to the Credit Agreement as more fully set forth herein; and
WHEREAS, Lender has agreed to amend certain provisions of the Credit Agreement in accordance with, and subject to the terms and conditions of, this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1.Defined Terms. Unless otherwise specified, capitalized terms not defined herein shall bear the same definitions set forth in the Credit Agreement.
2.Amendments to Credit Agreement.
(a)Clause (a)(iv) of the definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i)non-cash losses and non-cash charges (including, without limitation, (x) amortization of software license implementation costs and (y) amortization of prepaid commissions on newly acquired customers, but excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period); provided that the aggregate amount of amortization of prepaid commissions on newly acquired customers added back pursuant to this clause (iv) shall not exceed five percent (5.00%) of Consolidated EBITDA in any Measurement Period; plus
(b)Clause (a)(vi) of the definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
3.(vi)     stock based-compensation (including in connection with restructuring plans), which shall mean any non-cash expense recorded with respect to stock options or other equity based compensation; plus
(a)Clause (a)(x) of the definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

4.(x)     cash restructuring charges in an aggregate amount not to exceed $5,000,000 for any Measurement Period; plus
(a)Clause (a)(xv) of the definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
5.(xv)     any other non-recurring charges (excluding charges for the relocation of a data center and expenses associated with the opening of new data centers), including any cash non-recurring and unusual costs or expenses relating to executive searches and sign on bonuses, retention bonuses and severance, employee relocation charges and expense, costs associated with investigations, and charges for establishing new subsidiaries in foreign jurisdictions, in an aggregate amount not to exceed $1,000,000 for any Measurement Period; plus
(a)The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by: (i) replacing the “.” at the end of clause (a)(xvi) therein with “; plus” and (ii) adding the following as a new clause (a)(xvii) thereto:
(xvii)     any non-recurring charges consisting of incremental charges for the relocation of a data center or expenses associated with the opening of new data centers, in an aggregate amount not to exceed $3,000,000 for any Measurement Period.
(b)The definition of “Liquidity” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Liquidity” means unrestricted cash and Cash Equivalents on hand of the Loan Parties in the United States and on deposit with Lender (including amounts borrowed under the Revolving Facility and held on deposit with Lender) that are not subject to any Lien, other than Liens securing the Revolving Facility (the “Unrestricted Cash”).
(c)Clause (G) of the definition of “Permitted Acquisitions” in Section 1.1 of the Credit Agreement is hereby amended by replacing the amount “$5,000,000” therein with the amount “$20,000,000”.
(d)Clause (H) of the definition of “Permitted Acquisitions” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
(e)(H)    after giving Pro Forma Effect to such Acquisition and, if applicable, the making of a Credit Extension in connection with such Acquisition, Borrower shall remain in, and demonstrate in writing to Lender, compliance with the Financial Covenants set forth in Section 7.12 of this Credit Agreement for the most recently ended fiscal quarter (or Fiscal Year) for which financial statements were required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable;
(f)The definition of “Revolving Maturity Date” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.“Revolving Maturity Date” means the 36-month anniversary of the Closing Date, provided that if such day is not a Business Day, the Revolving Maturity Date shall be the Business Day immediately preceding such day; provided further that the

Revolving Maturity Date may be extended by 12 months (to a date no more than 48 months from the Closing Date), upon written request therefor from Borrower received no later than 30 days prior to the existing Revolving Maturity Date, and subject to Lender’s credit approval in its sole discretion.
(a)Clause (a) of the definition of “Term SOFR” in Section 1.1 of the Credit Agreement is hereby amended by removing the words “the sum of (i)” and “plus (ii) the Term SOFR Adjustment” therefrom.
(b)Section 1.1 of the Credit Agreement is hereby amended by removing the defined term “Term SOFR Adjustment” therefrom in its entirety.
(c)Section 6.1(a) of the Credit Agreement is hereby amended by removing the words “BDO USA,” therefrom.
(d)Section 6.1(c) of the Credit Agreement is hereby amended by: (i) removing the “and” at the end of clause (iv) thereof; (ii) adding “and” at the end of clause (v) thereof; and (iii) adding the following as a new clause (vi) thereto:
7.(vi)    certifying as to the amount of Restricted Payments pursuant to each of clauses (d) and (e) of Section 7.8 during the applicable fiscal quarter or Fiscal Year, as applicable, and in the case of any fiscal quarter, the aggregate amount of such Restricted Payments during the then elapsed portion of the Fiscal Year.
(a)Section 7.8(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)    Borrower may make Restricted Payments consisting of the repurchase of Borrower’s Equity Interests from the holders of such Equity Interests in an aggregate amount not to exceed $10,000,000 in any Fiscal Year (each, an “Employee Stock Repurchase Transaction”); provided, that (x) Borrower shall fund any such Employee Stock Repurchase Transaction solely from proceeds received by Borrower in respect of: (i) employee exercises of options to purchase Borrower’s Equity Interests and (ii) employee purchases of Equity Interests made pursuant to Borrower’s employee stock purchase plan, (y) no Default or Event of Default exists prior to, or would result after giving effect to, any such Employee Stock Repurchase Transaction and (z) after giving Pro Forma Effect to any such Employee Stock Repurchase Transaction, the Borrower shall remain in compliance with the Financial Covenants; and
(b)Section 7.8 of the Credit Agreement is hereby amended by adding the following as a new clause (e) thereto:
(e)    Borrower may make Restricted Payments consisting of the repurchase of Borrower’s Equity Interests from the holders of such Equity Interests pursuant to a stock repurchase plan approved by Borrower’s board of directors in an aggregate amount not to exceed $5,000,000 in any Fiscal Year (each, an “Internally Generated Cash Stock Repurchase Transaction”); provided, that (x) Borrower shall fund any such Internally Generated Cash Stock Repurchase Transaction solely from internally generated cash (and not, for the avoidance of doubt, any Indebtedness), (y) no Default or Event of Default exists prior to, or would result after giving effect to, any such Internally Generated Cash Stock Repurchase Transaction and (z) after giving Pro Forma Effect to any such

Internally Generated Cash Stock Repurchase Transaction, the Borrower shall remain in compliance with the Financial Covenants.
(c)Section 8.1(f) of the Credit Agreement is hereby amended by replacing the amount “$500,000” therein with the amount “$2,000,000”.
(d)Section 8.1(k) of the Credit Agreement is hereby amended by replacing the amount “$500,000” therein with the amount “$2,000,000”.
(e)Section 10.1(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(ii)    if to Lender, (A) DL-CLPS@Citizensbank.com and (B) 3550 Lenox Road NE Suite 1250, Atlanta, GA 30326, Attn: Jason Fukumoto, Coverage Banker for BACKBLAZE, INC., Jason.M.Fukumoto@citizensbank.com. Committed Loan Notices and Letter of Credit Applications shall be delivered to the addressees set forth therein and copy the individual(s) listed in (B) above.
(f)Exhibit C to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.
8.Miscellaneous.
(a)No course of dealing on the part of Lender or its officers, nor any failure or delay in the exercise of any right by Lender, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Lender’s failure at any time to require strict performance by the Loan Parties of any provision shall not affect any right of Lender thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Lender.
(b)The Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Lender under the Loan Documents, as in effect prior to the date hereof.
(c)The Loan Parties hereby represent and warrant to Lender that the representations and warranties contained in the Loan Documents are true and correct in all material respects (or, with respect to any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect”, in all respects as so qualified), in each case on and as of the date of this Amendment, provided that to the extent such representations and warranties specifically refer to an earlier date, they are true and correct in all material respects (or, with respect to any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect”, in all respects as so qualified) as of such earlier date, and that no Default or Event of Default has occurred and is continuing.
(d)Section 10.9 (Governing Law; Jurisdiction; Consent to Service of Process) of the Credit Agreement is incorporated herein by this reference as though fully set forth.
9.Conditions Precedent to Amendment. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent:

(a)Lender shall have received, in form and substance reasonably satisfactory to Lender, this Amendment, duly executed by the Loan Parties.
(b)Lender shall have received a certificate of the President or a Vice President and the Secretary or Assistant Secretary of each Loan Party, dated as of the date of this Amendment, substantially in the form of Exhibit D of the Credit Agreement.
(c)[Reserved].
(d)Lender shall have received satisfactory evidence that all fees, expenses and disbursements required to be paid in connection with this Amendment (including Attorney Costs) have been paid in full.
10.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
11.Reaffirmation; Other Agreements. Subject to any limitations on its obligations expressly stated in the Loan Documents to which it is a party, each Loan Party (a) acknowledges and agrees, as of the date of this Amendment, that all of its obligations under the Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, and (b) reaffirms each Lien granted by each Loan Party pursuant to the Collateral Documents, all of which obligations and Liens remain in full force and effect after giving effect to this Amendment. Nothing contained in this Amendment shall be construed as substitution or novation of the obligations outstanding under the Credit Agreement or the other Loan Documents.
12.No Actions, Claims, Etc.. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against Lender or Lender’s officers, employees, representatives, agents, advisors, consultants, counsel or directors arising from any action by such Persons, or failure of such Persons to act on or prior to the date hereof.

[signature pages follow this page]

IN WITNESS WHEREOF the parties have executed this Amendment as of the date above written.
BORROWER:
BACKBLAZE, INC.
By:     /s/ Marc Suidan
Name: Marc Suidan
Title: Chief Financial Officer

OTHER LOAN PARTIES:
BACKBLAZE WORLDWIDE, INC.
By:     /s/ Marc Suidan
Name: Marc Suidan
Title: Chief Financial Officer

LENDER:
CITIZENS BANK, N.A.
By:     /s/ Kristina Malcolm
Name: Kristina Malcolm
Title: Senior Vice President